EXHIBIT 10.1

THE SECURITIES REPRESENTED BY THE MEMBER INTERESTS IN THIS LIMITED LIABILITY COMPANY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT PURSUANT TO APPLICABLE EXEMPTIONS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MEMBERS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE MEMBERS OF THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE MEMBERS TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF THESE SECURITIES IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT.

OPERATING AGREEMENT

OF

MORINGA RESERVE LLC

THESE LIMITED LIABILITY OPERATING AGREEMENT ("Operating Agreement") is adopted pursuant to the Florida Limited Liability Company Act by MORINGA RESERVE, LLC a Florida limited liability company on this _____ day of _____________, 2016.

WITNESSETH:

WHEREAS, the Articles of Organization of the Company ("Articles") legally creating the Company were filed with the Secretary of State of the State of Florida on February 1, 2016 under Document Number L16000018827 and the Articles are approved and the filing thereof ratified; and

WHEREAS, the Members desire to participate together as a limited liability company formed under the Florida Limited Liability Company Act to engage in any lawful businesses. (the "Company's Business"); and

WHEREAS, the Members desire to express in writing their mutual understandings and agreements with respect to the formation and operation of the Company; and

WHEREAS, the Company and the Members believe that the best means to accomplish the foregoing is to supersede any prior agreements or understandings among them by setting forth in this Operating Agreement the terms, provisions, conditions and covenants by which the Company will be governed.

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NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE ONE

INCORPORATION BY REFERENCE, SUPERSEDER AND DEFINITIONS

1.1 LEFT BLANK

1.2 Certain Definitions. As used in this Operating Agreement, the following terms shall have the meanings hereinafter set forth, except as otherwise provided herein:

(a) Adjusted Net Income and Adjusted Net Loss The net income or loss of the Company during any stated period, resulting from Company operations, as calculated by the Company's Accountants for federal income tax purposes.

(b) Available Cash. Cash funds of the Company, excluding cash proceeds from a Terminating Capital Transaction, if any, and after provision for (i) payment of all outstanding and unpaid current obligations, expenses and charges of the Company as of such time (including all amounts of any principal or interest payable with respect to any loans from Members); and (ii) a reasonable working reserve as determined by the Required Vote of the Members for the management and operation of the Company's business, determined from time to time by the Required Vote of the Members to be available for distribution to the Members. "Reasonable working reserve" until further vote of the members shall be determined to be three months operating expenses for the Company.

(c) Bankruptcy. As used in this Operating Agreement, the term "Bankruptcy," with respect to the Company or a Member, shall refer to: (i)the appointment of a receiver, conservator, rehabilitator or similar officer for the Company or any Member, unless the appointment of such officer shall be vacated and such officer discharged within one hundred twenty (120) days of the appointment; (ii) the taking of possession of, or the assumption of control over, all or any substantial part of the property of the Company or any Member by any receiver, conservator, rehabilitator or similar officer or by the United States government or any agency thereof, unless such property is relinquished within one hundred twenty (120) days of the taking; (iii) the filing of a petition in bankruptcy or the commencement of any proceeding under any present or future federal or state law relating to bankruptcy, insolvency, debt relief or reorganization of debtors by or against the Company or any Member provided, if filed against the Company or any Member, such petition or proceeding is not dismissed within thirty (30) days of the filing of the petition or the commencement of the proceeding; (iv) the making of an assignment for the benefit of creditors or a private composition, arrangement or adjustment with the creditors of the Company or any Member, or (v) the commencement of any proceedings supplementary to the execution of any judgment against the Company or any Member, unless such proceeding is dismissed within thirty (30) days from the date it was commenced.

(d) Capital Accounts. Throughout the Term of the Company, each Member shall have a separate Capital Account determined and maintained in accordance with the provisions of Treasury Regulations promulgated under Code Section 704(b).

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(e) Capital Contribution The amount of cash or the agreed fair market value of property contributed by each Member to the capital of the Company, as reflected in the books of the Company.

(f) Capital Transaction. An Interim Capital Transaction or a Terminating Capital Transaction.

(g) Code. The Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of any federal internal revenue law enacted in substitution of the Internal Revenue Code of 1986.

(h) Company MORINGA RESERVE, LLC a Florida limited liability company.

(i) Company's Accountants. The certified public accountants for the Company as may be selected from time to time by the Required Vote of the Members.

(j) Event of Termination Any of the events that result in dissolution of the Company as set forth in Section 10. 1 hereof.

(k) Interim Capital Transaction. A transaction pursuant to which the Company borrows funds or refinances existing debt, a sale, condemnation, exchange, abandonment or other disposition of a portion (which is less than substantially all) of the assets of the Company, an insurance recovery or any other transaction, other than a Terminating Capital Transaction, that, in accordance with generally accepted accounting principles, is considered capital in nature.

(l) Law. The Florida Limited Liability Company Act, as amended from time to time.

(m) Managers: New Global Energy, Inc. (or its designee) and Moringa Energy, LLC, a Florida Limited Liability Company (or its designee);

(n) Member Interest or Interests or Membership Interests The entire ownership interest of a Member in the Company at any particular time, including such Member's rights to any and all distributions, allocations and other incidents of participation in the Company to which such Member may be entitled as provided in this Operating Agreement and under applicable law, together with the obligations of such Member to comply with all of the terms and provisions of this Operating Agreement and the Law, and further including its, his or her Capital Account hereunder.

(o) Member Percentages. The respective percentage interests of the Members' Member Interests in the Company, which, as of the date hereof, are as set forth on Schedule A.

(p) Required Vote. Required Vote shall mean the affirmative vote of ALL, (one hundred percent 100%) of the voting Members, based on their voting Member Percentages as set forth on Schedule A.

(q) Term: The period commencing as of the date of this Operating Agreement and ending upon the occurrence of an Event of Termination.

(r) Terminating Capital Transaction. A sale, condemnation, exchange or other disposition, whether by foreclosure, abandonment or otherwise, of all or substantially all of the then remaining assets of the Company or a transaction that will result in a dissolution of the Company.

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ARTICLE TWO

PURPOSES OF THE LLC

The purposes of the LLC are as follows:

(a) to provide maximum flexibility in business planning;

(b) to provide simplicity in dealing with the tax laws and filing requirements

(c) do any such business as may be lawful under the laws of the State of Florida.

In order to accomplish its purposes, the LLC may conduct any lawful business and investment activity permitted under the laws of the State of Florida and in any other jurisdiction in which it may have a business or investment interest.

The LLC may own, acquire, manage, develop, operate, sell, exchange, finance, refinance, and otherwise deal in any manner with real estate, personal property, and any other type of business as may from time to time be deemed to be in the best interest of the LLC.

The LLC may engage in any other activities which are related or incidental to the foregoing purposes.

ARTICLE THREE

MEMBERS, MEMBERSHIP INTERESTS

3.1 Namesand Addresses of Members, Principal Office.

(a) Members. The Members, their respective addresses, and the respective Member Percentages are set forth on Schedule A, attached hereto and made a part hereof.

(b) Principal Office. The principal office of the Company shall be in Brevard County, Florida or at such other location as may be determined by the Required Vote of the Members.

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3.2 Certificates for Membership Interests; Legend. The Member's Interest in the Company may be represented by a Certificate of Membership, the form of which shall be determined and approved by the Required Vote of the Members. All such certificates of Membership shall bear the following legend:

"The voluntary or involuntary transfer of this certificate and the rights represented thereby are subject to the terms and conditions of the Limited Liability Company Operating Agreement dated as of February 1, 2016, by and between the holder of this certificate, this limited liability company (the "Company") and its members, a copy of which Agreement is on file in the office of the Manager of the Company.

3.3 Admission of Additional Members. Additional Member(s) who will participate in the Adjusted Net Income, Adjusted Net Loss, Available Cash, and ownership of the assets of the Company will be admitted only upon such other terms as are agreed to by a Requied Vote of existing members and such Additional Members shall be allocated gain, loss, income or expense by such method as may be provided in this Operating Agreement, and if no method is specified, then as may be permitted by Section 706(d) of the Code.

3.4 Limitation on Liability to Third Parties. No Member shall be liable under a judgment, decree, or order of the court, or in any other manner, for a debt, obligation or liability of the Company, except as provided by law.

ARTICLE FOUR

MANAGEMENT OF THE COMPANY

4.0 Operation of the Company. The primary business of the Company shall include the design, development, manufacture and distribution of Moringa based products including but not limited to Moringa powders, teas, oils, nutrition bars, cosmetics and other products intended for the retail market. Areas of operation shall include but not be limited to Packaging and Fabrication; Fulfillment; Marketing and Advertising; and Corporate Identity and Legal. The Company will develop a logo and other branding traits which will be owned by the Company for use in the promotion, distribution and sales of products by the Company.

4.0.1 The initial two Members of the Company are New Global Energy, Inc. ("NGEY") , member and manager, and Moringa Energy, LLC, a Florida Limited Liability Company, member and manager. Both of these members are engaged in the growing and marketing of Moringa and Moringa based products. (Moringa Energy, LLC owner's own Nicamanos SA ("Nicamanos"), a Nicaraguan company that will supply Moringa products).

4.0.2 The primary responsibility of each of the members to the Company shall be:

(a) Moringa Energy, LLC through its associate company (Nicamanos) shall be primarily responsible for the growth and processing of Moringa for the Company, for which it will receive payment from the Company in an amount equal to its cost. Nicamanos agrees hereby to provide Moringa to the Company up to the extent required to supply all Moringa being sold by the Company and to the extent of Nicamanos' production.

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(b) NGEY shall be responsible to provide marketing, product design, development and packaging, web site development and mangement as well as sales management for which it shall receive payment from the Company of its costs associated therewith. NGEY agrees to devote resources necessary to perform these tasks on a priority basis and agrees to vote for Moringa Reserve, LLC to exclusively use the moringa products produced and provided by Moringa Energy, LLC to the extent that the products provided are sufficient to fill the demand for Moringa Reserve LLC's Moringa based products. It agrees to vote in favor of an agreement by Moringa Reserve, LLC which will agree that will it will not mix in any form the moringa provided by Moringa Power, LLC with any other moringa offered in the market in order to guarantee the quality of the moringa used in its products. It is understood that NGEY also raises Moringa and to the extent the demand exists and production is available, it may sell Moringa to Moringa Reserve, LLC.

(c) The prices paid each for services and products shall be subject to reasonable review by the other member.

4.1 Rights, Powers and Duties of the Managers. The overall management and control of all aspects of the business and affairs of the Company shall be vested exclusively in the Managers, whose actions shall constitute the act of, and serve to bind the Company, except that the Required Vote of the Members shall be required in order to authorize the following actions to be taken for and on behalf of the Company:

(a) incur any Company indebtedness in excess of $10,000.00 other than in the ordinary course of business as contemplated in the Company's business plan;

(b) mortgage, pledge, encumber the Company's assets, particularly any rights to trademarks in excess of $10,000, except in the ordinary course of business;

(c) sell, convey, assign or transfer all or any part of the Company's business, acquiring other business or properties, including trademarks, for the Company, or sell, transfer, assign or convey any material portion of such business, properties or trademarks of the Company;

(d) merge, consolidate or otherwise combine with another legal entity into one entity, except where the Company is the surviving entity;

(e) increase, decrease or materially alter the Available Cash of the Company, except as contemplated herein;

(f) admit new members or redeem, purchase or acquire interests in the Company, except as provided herein;

(g) bring suit or compromise or settle any suit or claim against the Company in which the amount involved exceeds $10,000.00;

(h) declare, pay or make any distributions of the Company's Available Cash to the Members, except as specifically contemplated herein; and/or

(i) declare, or agree to declare, the Bankruptcy of the Company.

All salaries, benefits and the hiring and termination of employees shall be subject to review and required vote of the voting members.

The Managers shall be entitled to be reimbursed out of Company funds for all reasonable costs and expenses incurred by such Managers in acting on behalf of the Company, including any expenses incurred by the Managers relating to the formation of the Company.

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4.2 Liability and Indemnification. A Member shall not be liable to the Company or any other Member for any loss or liability incurred in connection with any act or omission in the conduct of the business of the Company in accordance with the terms hereof, except for any loss or liability which the Company or any other Member incurs in connection with such Member's fraud willful and wanton misconduct or gross negligence. The Company, to the fullest extent permitted by law, hereby agrees to defend and indemnifies and holds harmless each Member from and against any and all liability, loss, cost, expense or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Company in accordance with the terms hereof, including, but not limited to, reasonable attorneys' and paralegals' fees through any and all negotiations, and trial and appellate levels; provided, however, the Company shall not indemnify any Member with respect to any of the foregoing incurred in connection with the fraud, willful and wanton misconduct or gross negligence of such Member. The provisions of this Section 4.2 shall survive the termination of the Company.

4.3 Manner of Acting, Meetings of Members, etc. The manner of taking Company action, including but not limited to meetings of members, action taken without meetings of members, and other Company procedures other than as provided in this Operating Agreement, shall be as provided by the Law as currently in effect at the time of taking such action.

ARTICLE FIVE

CAPITAL CONTRIBUTIONS

5.1 Initial Capital Contributions. The Member's initial capital contribution to the Company is listed on Schedule A.

5.2 Additional Capital Contributions. Additional Capital Contributions shall be made by the Members as determined to be necessary and on terms set forth in any annual budget of the Company previously approved by the Required Vote.

5.3 Record of Capital Contributions. The fair market value of any property other than cash or publicly traded securities to be contributed as Initial Capital Contribution or Additional Capital Contribution shall be established at the time of contribution and kept in the record of the Company. The Members' distributive share of profits, and the amount of any Company liabilities that are assumed by any Member shall also be kept in the records of the Company.

5.4 Other Matters Relating to Capital Contributions.

(a) Loans by any Member to the Company shall not be considered Capital.

(b) Except as may be expressly provided herein, no Member shall be entitled to withdraw or to the return of any part of the Capital Contribution of such Member or to receive property or assets other than cash from the Company for any reason whatsoever.

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(c) No Member shall be entitled to priority over any other Member with respect to return of such Member's Capital Contribution.

(d) Upon liquidation of the Company or any Member's interest in the Company, pursuant to Treasury Regulations Section 1.761 1(d), liquidating distributions shall be made in accordance with the positive Capital Account balance of the Member, as determined after taking into account all Capital Account adjustments for the Company taxable year during which such liquidation occurs (other than those made pursuant to the requirements of paragraphs (2) and (3) of Treasury Regulations Section 1.704 1 (b)(2)(ii)(b)), by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation).

(e) If any Member has a deficit balance in his or her Capital Account following the liquidation of his or her Member Interest, as determined after taking into account all Capital Account adjustments for the Company taxable year during which such liquidation occurs (other than those made pursuant to this Paragraph (e)), such Member shall be unconditionally obligated to restore the amount of such deficit balance to the Company by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation), which amount shall, upon liquidation of the Company, be paid to creditors of the Company or distributed to other Members in accordance with their positive Capital Account balances in accordance with Paragraph (d) above.

ARTICLE SIX

ALLOCATIONS AND DISTRIBUTIONS

6.1 Allocations from Operations and Capital Transactions. The Adjusted Net Income or Adjusted Net Loss of the Company from operations, and any income including gain or losses resulting from any Interim or Terminating Capital Transactions as calculated for federal income tax purposes and reported by the Company on its U.S. Return of Partnership Income for each "Accounting Year," as defined in Section 7.1 hereof, (or portion thereof) during the term of this Operating Agreement, shall be allocated to the Members pro rata in accordance with their respective Member Percentages.

6.2 Distribution of Available Cash. The Available Cash of the Company, if any, shall be distributed to the Members quarterly as follows and in the following order of priority:

(a) First: To the Members in payment of the principal amounts and accrued interest owing to the Members in respect of any loans made by the Members to the Company, payable pro rata in accordance with the relative principal amount of each Member's loans. Amounts so distributed shall be applied first to accrued interest and then to principal; and

(b) Second: Any remaining amounts of Available Cash shall be distributed to the Members, pro rata, in accordance with their respective Member Percentages.

6.3 Distribution Following Terminating Capital Transaction. Distributions following a Terminating Capital Transaction shall be distributed in the manner set forth in Section 10.2 hereof

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6.4 Distribution in Cash Only No Member in such Member's capacity as a Member shall have the right to demand or receive property other than cash from the Company for any reason whatsoever and no Member shall have the right to sue for partition of the Company or for the Company's assets.

6.5 Allocations with Respect to Contributed Assets In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value.

ARTICLE SEVEN

FISCAL MATTERS

7.1 Accounting Year. The fiscal year of the Company for accounting purposes ("Accounting Year") and for income tax purposes shall end on December 31.

7.2 Booksof Account. The Members shall cause to be kept adequate books of account of the Company wherein shall be recorded and reflected all of the Member Percentages and the Capital Contributions of the Members to the Company and all of the expenses and transactions of the Company. Each Member shall have, at reasonable times during normalbusiness hours, free access to and the right to inspect and, at such Member's expense, copy such books of account and all records of the Company, including a list of the names and addresses and Member Interests held by each of the Members.

7.3 BankAccounts, Funds and Assets. The funds of the Company shall be deposited in such bank or banks as the Members, by the Required Vote, shall deem appropriate.

7.4 TaxReturns and Reports. The Members, at the Company's expense, shall cause income tax returns and reports for the Company to be prepared and timely filed with the appropriate authorities. The Members shall also, at the Company's expense, cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and Regulations. A Member may obtain a copy of any such report upon request without expense.

7.5 Tax Status. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, the Company hereby recognizes and agrees that it shall be subject to all provisions of Subchapter K of Chapter I of Subtitle A of the Code. The filing with the Internal Revenue Service of U.S. Returns of Partnership Income shall not be construed to expand the purposes of the Company or any obligations or liabilities of the Members.

7.6 Tax Elections. The Members, by the Required Vote, shall from time to time determine whether or not to make or attempt to revoke any and all tax elections regarding depreciation methods and recovery periods, capitalization of construction period expenses, amortization of organizational and start up expenditures, basis adjustments upon admission or retirement of Members, and any other federal, state or local income tax elections.

7.7 Foreign Members. If the Company withholds any income tax with respect to any foreign Member pursuant to Sections 1441, 1442, 1445 or 1446 of the Code, the Company will, at its option, either (i) require the foreign Member to repay such amount to the Company within 45 days thereafter; or (ii)offset any distributions otherwise payable to the foreign Member by the amount of such payments.

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ARTICLE EIGHT

TRANSFER OF MEMBER INTEREST

8.1 Restriction on Transfer. No Member may, voluntarily or involuntarily, by operation of law, or otherwise, transfer, assign, pledge, hypothecate, or in any manner engage in transactions in its, his, or her Member Interest ("Transfer") without the prior written consent of all the other Members evidenced by the Required Vote, except as provided in this Operating Agreement. In the event any purported or attempted Transfer of a Member Interest does not comply with the provisions of this Operating Agreement, the purported transferee shall be deemed not to be a Member of the Company and shall not be entitled to registration of the Transfer on the books of the Company. No Transfer of a Member Interest shall be valid unless the transferee has first become a party to this Operating Agreement. The Company shall not acknowledge or recognize any Transfer of a Member Interest until the Company has been furnished with such reasonable written proof of the Transfer as it shall request. No person or entity to whom a Member Interest has been issued or transferred shall be recognized by the Company as a Member, unless such person or entity has: (i) executed any and all instruments, in form and substance reasonably satisfactory to counsel for the Company, required to evidence (a) such person's or entity's Member Interest ownership on the books and records of the Company, and (b) such person's or entity's written acceptance and adoption of all of the terms and provisions of this Operating Agreement; and (ii) such person or entity has paid all reasonable attorneys' fees incurred by the Company in connection with the preparation of such documentation.

8.2 Upon a Transfer of all or less than all of a Member's Member Interest, whether or not such Transfer is in compliance with this Operating Agreement, all loans and other indebtedness owed to the Company by the Member ("Selling Member") shall become immediately due and payable in full regardless of the stated due date of such loans or indebtedness. The Company shall have the right, but not the obligation, to offset such sums against all amounts payable by the Company to the Selling Member or any transferee of the Selling Member's Member Interest (in whole or in part), including, but not limited to, any outstanding loans made by such Selling Member to the Company as well as the price paid by the Company in the event that the Company purchases the Selling Member's Member Interest pursuant to Article Nine of this Operating Agreement.

ARTICLE NINE

RIGHT OF FIRST REFUSAL; BRINGALONG RIGHTS

9.1 Rightof First Refusal: In the event that a Member desires to sell all or part of the Member's Member Interest ("Offered Interest") to any third party ("Proposed Transferee"), such Member ("Offeror Member") shall first give written notice ("Notice of Offer") of the proposed sale to the Company and to the other Member. The Notice of Offer shall include: (i) a true copy of a bona fide, signed, written offer by the Proposed Transferee to purchase the Offered Interest, the price ("Purchase Price") and the terms and conditions ("Purchase Terms") upon which such offer is made, including any deposit paid or required, and the name and the address of the Proposed Transferee; and (ii) an offer ("Purchase Offer") to sell all the Offered Interest at the Purchase Price and on the Purchase Terms to the Company and, secondarily, in the event the Company is unable or does not desire to purchase the Offered Interest, to the other Members (hereinafter referred to individually as "Offeree Members"). In order to constitute a valid offer, the Purchase Terms shall provide that no less than 33% of the Purchase Price shall be paid at closing, and the remainder of the Purchase Price shall be paid in full not later than two (2) years following the date of closing, secured by the Offered Interest.

The Company shall have the first right (but not the obligation) to purchase all or any part of the Offered Interest so offered by giving notice of acceptance (specifying the Percentage Interest to be purchased) to the Offeror Member and the other parties hereto within thirty (30) days after receipt by the Company of the Purchase Offer.

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9.2 Purchase by Members; Bringalong Rights. If the Company shall fail to exercise its right to purchase all of the Offered Interest, each of the other Members shall have the right to either (i) purchase all or any part of such portion of the Offered Interest not accepted by the Company based on each such Member's Member Percentage computed without including the Offered Interest (the "Purchase Rights"), or (ii) require, as a condition to the transfer of the Offeror Member's Member Interest to such Proposed Transferee, that his/her/its Member Interest be purchased by the Proposed Transferee at a purchase price equal to the Purchase Price multiplied by a fraction in which the numerator is such member's Member Percentage and the denominator is the Offeror Member's Member Percentage, and on the same other Purchase Terms offered by such Proposed Transferee to the Offeror Member (the "Bringalong Rights"). A Member may exercise his/her/its rights hereunder by giving notice of exercise of the Purchase Rights (specifying the Percentage Interest to be purchased) or exercise the Bringalong Rights, as the case may be, to the Offeror Member and the other parties hereto within thirty (30) days following the expiration of the 30 day period in which the Company can exercise its option to purchase.

If any Member exercises Purchase Rights but does not purchase his/her/Its full proportionate share of such Offered Interest, the other Members may purchase all or any part of the unaccepted Offered Interest based on each such Member's Member Percentage computed without including the Offered Interest or the declining Member(s)' Member Interest by giving notice of acceptance (specifying the Percentage Interest to be purchased) to the Offeror Member and the other parties hereto within thirty (30) days following the expiration of the 30 day period specified in subparagraph (b). The foregoing shall not prohibit the Company and the Offeree Members from collectively purchasing all the Offered Interest in such individual proportions as they shall mutually agree.

9.3 Sale to Proposed Transferee. In the event that neither the Company nor the Offeree Members give the Offeror Member written notice of their acceptance of the Purchase Offer in the manner described above within the periods provided, the Offeror Member may sell all the Offered Interest to the Proposed Transferee for the Purchase Price and subject to the Purchase Terms; provided, however, that the sale to the Proposed Transferee must be unconditionally concluded within sixty (60) days after the expiration of the periods provided and must include the sale of the Member Interest of any Offeree Member exercising his/her/its Bringalong Rights, or the Offeror Member must again offer the Offered Interest to the Company and the Offeree Members in accordance with the provisions of this Section prior to consummating the sale with the Proposed Transferee.

9.4 Closing. The closing ("Closing") of the purchase of the Offered Interest by the Company and/or the Offeree Members pursuant to this Article shall be held on the date set forth for Closing in the Purchase Terms If such date is not earlier than the thirtieth (30th) day, nor later than the sixtieth (60th) day, following the date on which the Notice of Offer was given. Otherwise, the Closing date shall be the forty fifth (45th) day after the date on which the Notice of Offer was given (or, if not a business day, the next business day thereafter). At Closing, the Offeror Member shall: represent and warrant that the Offeror Member is the sole owner of the Member Interest being sold, that such Member Interest is held free and clear of any and all pledges, claims, liens and rights of others (other than the effect of this Operating Agreement) and that the Offeror Member has the full power, right and authority to Consummate the transaction anddeliver to the Company and/or the Offeree Members the Member Interest so sold, duly endorsed for transfer with all necessary transfer tax stamps affixed, together with all other documents necessary to transfer such Member Interest.

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9.5 Conditions Precedent. No Transfer shall be effected by any Member unless the Company has received from such Member (a) an opinion of counsel in form, substance and from counsel satisfactory to counsel for the Company to the effect that (i) the proposed transfer does not require registration under the Securities Act of 1933, as amended, or any other applicable federal or state securities laws, including in each case, the rules and regulations promulgated thereunder; and (ii) that such Transfer shall not cause the Company to be terminated for Federal income tax purposes pursuant to Code Section 708; and (b) an amount equal to all reasonable costs and expenses (including reasonable attorneys' fees) incurred or reasonably expected to be incurred by the Company in connection with such Transfer. Furthermore, no Member shall Transfer all or any part of its Interest if such Transfer would constitute an event of default under any material contract to which the Company is a party or by which it is bound or affected.

9.6 Involuntary Transfers. Upon the death of a Manager, the deceased Manager's estate or beneficiary or beneficiaries, as the case may be, may be required to sell to and FYR ROC, LLC(the Company) shall have the right to purchase in exchange for the Fair Market Value of the deceased Manager's Ownership Interest, adjusted for profits and losses to the date of death. Fair Market Value may be determined informally by a unanimous good-faith agreement of the remaining Manager and the deceased Mangers's estate or beneficiary or beneficiaries.

In the absence of an informal agreement as to Fair Market Value of a deceased Managing Member's Ownership Interest, the remaining Managing Members and the deceased Manger's estate or beneficiary or beneficiaries shall hire an appraiser to determine the Fair Market Value of the deceased Managing Member's Ownership Interest at the time of death. The cost of any appraisal shall be deducted from the Fair Market Value to which the deceased Manager's estate or beneficiary or beneficiaries is or are entitled. Should the Fair Market Value be determined to be higher than initially agreed upon above, then the remaining Manger may elect, by written notice that is provided to the deceased Manager's estate or beneficiary or beneficiaries within thirty (30) days after the Manager's death or date of the Fair Market Appraisal, whichever is latest, for the Company to purchase the additional (amount above the insurance proceeds) deceased Manager's Ownership Interest over a two-year (2 year) period after the Manager's date of death. Unless otherwise agreed by the remaining Manager, prior to the completion of such purchase, the deceased Manager's estate or beneficiary or beneficiaries shall have no right to become a Member or to participate in the management of the business and affairs of the Company as a Member, or Manager, and shall only have the rights of an Assignee.

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ARTICLE TEN

DISSOLUTION; WIND UP

10.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up only upon the occurrence of one or more of the following events ("Event of Termination"):

(a) The sale of all or substantially all of the assets of the Company;

(b) The election by the Required Vote of the Members that the Company should be dissolved;

(c) The date on which the Company suffers a Bankruptcy,

(d) The retirement, death, resignation, expulsion, withdrawal, dissolution or adjudication of Bankruptcy of a Member unless the Members unanimously determine to continue the business of the Company;

(e) The Company is required to be dissolved under the Law; or

(f) The period fixed for the duration of the Company, if not perpetual as initially set forth in the Articles of Organization, has expired.

10.2 Wind Up. Upon the dissolution of the Company, the Members shall cause to be made a final accounting of the business and affairs of the Company and shall proceed with reasonable promptness to liquidate the business, property and assets of the Company and to distribute the proceeds in the following order of priority:

(a) To the payment of expenses of any sale, disposition or transfer of the Company assets in liquidation of the Company;

(b) To the payment of just debts and liabilities (including any accrued, but unpaid interest) of the Company (including to any Members), in the order of priority provided by law;

(c) To the establishment of any reserve that the Members, by the Required Vote, may determine to be reasonably necessary and adequate for any contingent liabilities and obligations of the Company or the Members arising out of or in connection with the business of the Company; and

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(d) To the Members in an amount equal to their then existing positive Capital Account balance, as determined after taking into account all Capital Account adjustments for the Company taxable year during which such liquidation occurs.

The Members, by the Required Vote, may elect to distribute the remaining property and assets of the Company, if any, in kind, in lieu of selling them, based upon the then existing fair market value thereof and after allocating to the Members, in accordance with their respective interests in the Company, any unrealized gain inherent in such assets.

The wind up of the affairs of the Company shall be conducted in the manner determined by the Required Vote of the Members. In liquidating the assets of the Company, all assets of a saleable value shall be sold at such price and terms as the Members, by the Required Vote, determine to be fair and equitable. Any Member may purchase such assets at such sale. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors to minimize the losses that might otherwise occur upon liquidation.

ARTICLE ELEVEN

INSURANCE

(a) The Company, as applicant, owner and beneficiary, may purchase insurance on the life of any individual Members for the purpose of providing all or a portion of the Purchase Price to purchase such Members' Member Interests pursuant to this Operating Agreement.

(b) In the event the Company fails to pay any premium on any such policy, the insured shall have the right to pay and be reimbursed therefor by the Company.

(c) The Company shall furnish to any such insured, on his or her written request therefore, and any insurance company issuing any of the policies is hereby authorized to furnish to such insured upon his or her written request therefore, all reasonable information with respect to the status of any policy owned by the Company on his or her life.

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ARTICLE TWELVE

GENERAL PROVISIONS

12.1 Notices. All notices, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given (a) upon hand delivery thereof, (b) upon telefax and written confirmation of receipt, (c) upon receipt of any overnight deliveries, or (d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed to each Member as set forth on Schedule A hereto, or at such other address, or to such other person and at such address for that person, as any party shall designate in writing to the other Member for such purpose in the manner hereinabove set forth. (Notifications to members of Moringa Energy shell be nade by email sent to each of its partners (managers) to email addresses provided).

12.2 Entire Agreement. This Operating Agreement and the Articles set forth all the promises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions expressed or implied, oral or written, except as herein contained.

12.3 Binding Effect; No Assignment. This Operating Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns. Except as provided herein, no party may assign or transfer his, her or its interests herein, or delegate his or her duties hereunder, without the written consent of all the other parties, or except as otherwise provided in this Agreement.

12.4 Amendment. This Operating Agreement may be amended, altered or repealed and new provisions of this Operating Agreement may be adopted by the Required Vote.

12.5 No Waiver. No waiver of any provision of this Operating Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

12.6 Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal representatives, successors and assigns may require.

12.7 Counterparts. This Operating Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.8 Headings. The article and section headings contained in this Operating Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Operating Agreement.

12.9 Governing Law. This Operating Agreement shall be construed in accordance with the laws of the State of Florida.

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12.10 Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Operating Agreement.

12.11 Provisions Severable. This Operating Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction in which the parties do business. If any provision of this Operating Agreement, or the application thereof to any person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Operating Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

12.12 Litigation. If any party hereto is required to engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Operating Agreement, and such litigation results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder including, but not limited to, all attorneys' fees and court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

12.13 Remedies. Each party hereto recognizes and agrees that the violation of any term, provision or condition of this Operating Agreement may cause irreparable damage to the other parties which may be difficult to ascertain, and that the award of any sum of damages may not be adequate relief to such parties. Each party, therefore, agrees that, in addition to other remedies available in the event of a breach of this Operating Agreement, any other party shall have a right to equitable relief including, but not limited to, the remedy of specific performance.

Incorporation by Reference. The foregoing recitals, and Schedule A attached hereto and referred to herein are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

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IN WITNESS WHEREOF, the parties have executed this Operating Agreement on the day and year first above written.

COMPANY: MORINGA RESERVE, LLC a Florida limited liability company MEMBER/MANAGERS: NEW GLOBAL ENERGY, INC.

By:	/s/ Perry Douglas West
Perry Douglas West
Chief Executive Officer

MORINGA ENERGY, LLC a Florida Limited Liability Company

for itself and Manager and for Nicamanos as to the provisions in Article IV

By:	/s/ Jacobo Arguello
Jacobo Arguello
Manger

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SCHEDULE A

MEMBERS

Member Name, Address & Signature	Percentage	Initial Capital Ownership

New Global Energy, Inc.

/s/ Perry Douglas West	50%	US$100
Perry Douglas West

Moringa Energy, LLC

/s/ Jacobo Arguello	50%	US$100
Jacobo Arguello

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